Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) for the registration of $800 million of senior notes and to the incorporation by reference therein of our report dated October 31, 2011 relating to the statements of operating revenues and direct operating expenses of the Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. on October 28, 2011.

/s/ Ernst & Young LLP

Denver, Colorado
October 8, 2012